Exhibit 99.1

Page 1 of 2

FOR RELEASE

UNITIL ANNOUNCES LEADERSHIP CHANGE EFFECTIVE APRIL 25, 2018

Unitil Corporation Chairman, President and CEO Robert G. Schoenberger to Retire:

Thomas P. Meissner, Jr. Named Chairman, President and CEO

HAMPTON, NH, March 1, 2018: Unitil Corporation (“Unitil” or the “Company”) (NYSE:UTL) (www.unitil.com) today announced that Robert G. Schoenberger, 67, will retire as Chairman of the Board, President and Chief Executive Officer on April 25, 2018. Mr. Schoenberger has also decided not to stand for re-election to the Board of Directors (the “Board”) at the Company’s 2018 Annual Meeting of Shareholders on April 25, 2018. As part of the Company’s leadership succession plan, Thomas P. Meissner, Jr., 55, the Company’s Senior Vice President and Chief Operating Officer, has been selected by the Board to succeed Mr. Schoenberger as Chairman of the Board, President and Chief Executive Officer on April 25, 2018. Mr. Meissner is expected to be elected to the Board by the Company’s shareholders at the 2018 Annual Meeting for a term of three years.

Mr. Schoenberger’s decision to retire will bring to a close a remarkable career spanning 38 years in the utility industry, including over 20 years of continuous service with the Company. Mr. Schoenberger has been Chairman of the Board and Chief Executive Officer since October 1997. Prior to his employment with Unitil, Mr. Schoenberger was President and Chief Operating Officer of the New York Power Authority from 1993 until 1997.

Under Mr. Schoenberger’s leadership, Unitil has delivered a consistent track record of strong financial, operational and customer-focused performance. The Company has grown from a business of 107,000 customers operating in two states with an investment in Net Utility Plant of $151 million in 1997 to one with more than 186,000 electric and natural gas customers operating in three states with an investment in Net Utility Plant of $972 million today.

Mr. Meissner has served as the Company’s Senior Vice President and Chief Operating Officer since 2005. Throughout his 24 year career with the Company, he has had extensive senior leadership responsibility for electric and gas engineering, operations, regulatory compliance and strategic planning. Mr. Meissner earned his Bachelor of Science from Northeastern University in Boston, Massachusetts, in 1985 with degrees in Electrical Engineering and Mechanical Engineering, and his MBA from the University of New Hampshire Whittemore School of Business and Economics in Durham, New Hampshire, in 2004. Mr. Meissner is a registered professional engineer in the state of New Hampshire, and is also a Director of the Northeast Gas Association.

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

“I’ve known and worked with Tom for over 20 years and he has been pivotal to the Company’s strategic and operational successes,” said Mr. Schoenberger. “I have every confidence in his ability to successfully lead Unitil into the future. His extensive experience in our industry, passion for our customers, leadership skills, and focus on results make him the ideal person to lead the Company going forward.”

“I am honored to assume leadership of Unitil and work with an exceptional management team and dedicated employees who are committed to delivering safe, reliable and affordable energy to our customers. I look forward to meeting the energy challenges facing New England, furthering our commitment to the customers and communities we serve, and bringing positive results to shareholders,” said Mr. Meissner. “We will carry on the service and performance-oriented culture that Bob instilled over 20 years as Chief Executive Officer.”

On behalf of the Company’s Board of Directors, Lead Director Albert H. Elfner, III, said, “Mr. Schoenberger has been an extraordinary leader for more than two decades as the Chairman of the Board and Chief Executive Officer. He has delivered outstanding results in every category – customer, financial, operations, regulatory, safety, and community. We thank him for his leadership and dedication to the Company, and wish him health, happiness and prosperity in his well-deserved retirement.”

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 105,000 electric customers and 81,300 natural gas customers. Other subsidiaries include Usource, Unitil’s non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

David Chong – Investor Relations

Phone: 603-773-6499

Email: chong@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com